EXHIBIT 4.4

FORM OF STOCK OPTION AWARD AGREEMENT

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

UNDER THE ACCELR8 TECHNOLOGY CORPORATION

2004 OMNIBUS STOCK OPTION PLAN

This Non-Qualified Stock Option Award Agreement (the “Agreement”) is between Accelr8 Technology Corporation, a Colorado corporation (the “Company”) and ________________________ (the “Optionee”), and is effective as of the ____ day of __________, 20__ (the “Grant Date”).

RECITALS

A.           The Board of Directors of the Company (the “Board”) has adopted and the stockholders have approved the Accelr8 Technology Corporation 2004 Omnibus Stock Option Plan (the “Plan”) to promote the success an enhance the value of the Company by linking the personal interests of the Plan’s participants to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance in order to help grow the Company and to generate superior returns for its shareholders.

B.           The Compensation Committee (or any such other committee designated by the Board) has approved the granting of non-qualified stock options to Optionee pursuant to Section 5(b) of the Plan.

C.           To the extent not specifically defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Plan.

AGREEMENT

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee agree as follows:

1.          Grant of Option. Subject to the terms of this Agreement and Section 5 of the Plan, the Company grants to Optionee the right and option to purchase from the Company all or any part of an aggregate of _______ shares of Stock (“Option”). The Option granted under this Agreement is not intended to be an “Incentive Stock Option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.          Purchase Price. The purchase price under this Agreement is $_____ per share of Stock, as determined by the Committee, which shall not be less than the Fair Market Value of a share of Stock on the Grant Date.

3.          Vesting of Option. The Option shall vest and become exercisable according to the following schedule:

[INSERT VESTING SCHEDULE HERE]

Notwithstanding any other provision in this Agreement to the contrary, all Options shall become fully vested and exercisable and all restrictions on outstanding Options shall lapse as of the date on which the Company or the stockholders of the Company enter into an agreement to dispose of all or substantially all of the assets or Stock of the Company by means of sale, reorganization, liquidation or otherwise as described in Section 6(a) of the Plan.

4.          Exercise of Option. This Option may be exercised in whole or in part at any time after it vests in accordance with Section 3 and before the Option expires by delivery of a written notice of exercise (under Section 5 below) and payment of the purchase price. The purchase price may be paid in cash, cash equivalents, or such other method permitted by the Committee and communicated to the Optionee before the date the Optionee exercises the Option.

5.          Method of Exercising Option. Subject to the terms of this Agreement, the Option may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received by the Company. The notice shall state the Optionee’s election to exercise the Option and the number of underlying shares in respect of which an election to exercise has been made; provided that, no Option may be exercised for fewer than ten (10) shares of Stock unless the number of shares with respect to the Option constitutes the total number of shares as to which the Option is then exercisable. Such notice shall be signed by the Optionee, or if the Option is exercised by a person or persons other than the Optionee because of the Optionee’s death, such notice must be signed by such other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Option.

6.          Term of Option. The Option granted under this Agreement expires, unless sooner terminated, ten (10) years from the Grant Date, through and including the normal close of business of the Company on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”).

7.          Termination of Employment.

(a)          If the Optionee terminates employment for any reason other than death, the Optionee may at any time within the ninety (90) day period after the date of his or her termination of employment, exercise the Option to the extent the Option was exercisable by Optionee immediately prior to his or her termination of employment. In no event shall the Option be exercisable after the Expiration Date.

(b)          If the Optionee terminates employment by reason of death, the Option shall lapse on the earlier of (i) the fifth (5th) anniversary of the Grant Date, or (ii) one (1) year after the date the Optionee terminates employment due to death. The Option may be exercised following the death of Optionee only if the Option was exercisable by Optionee immediately prior to his or her death. In no event shall the Option be exercisable after the Expiration Date.

8.          Tax Withholding. As described in Section 12 of the Plan, the Company shall have the right to deduct or withhold from any payments made by Company to the Optionee, or to require that the Optionee remit to Company, an amount sufficient to satisfy any federal, state or local taxes of any kind as are required by law to be withheld with respect to the Options granted hereunder.

9.          Nontransferability. The Options granted by this Agreement shall not be transferable by the Optionee or any other person claiming through the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided by the Committee pursuant to Section 7 of the Plan.

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10.        Continuation of Employment. This Agreement shall not be construed to confer upon the Optionee any right to continue employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Optionee’s employment at any time.

11.        Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and to this Agreement shall be final and binding upon the Optionee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

12.        Adjustments. The number of shares of Common Stock issued to Optionee pursuant to this Agreement shall be adjusted by the Committee pursuant to Section 9 of the Plan, in its discretion, in the event of a change in the Company’s capital structure.

13.        Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Options if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

14.        Voting and Other Stockholder Related Rights. The Optionee will have no voting rights or any other rights as a stockholder of the Company with respect to any Options until the Company issues the stock certificates representing the shares of Stock underlying the Option.

15.        Copy of Plan. By the execution of this Agreement, the Optionee acknowledges receipt of a copy of the Plan.

16.        Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Colorado.

17.        Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Optionee. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by a representative of the Committee.

MANY OF THE PROVISION OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN. TO THE EXTENT THAT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Optionee has signed this Agreement, and this Agreement shall be effective as of the day and year first written above.

Accelr8 Technology Corporation

By:
Date
Name:

Title:

Optionee

By:

Name:

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